Contact: David Reavis         (216) 429-5036 Exhibit 99.1
For release Thursday, July 28, 2016

TFS FINANCIAL ENJOYS WINNING QUARTERLY RESULTS
(Cleveland, OH - July 28, 2016) - TFS Financial Corporation (NASDAQ: TFSL) (the "Company"), the holding company for Third Federal Savings and Loan Association of Cleveland (the "Association"), today announced results for the three months and nine months ended June 30, 2016.
The Company reported net income of $20.6 million for the quarter ended June 30, 2016, compared to net income of $17.3 million for the quarter ended June 30, 2015. The improvement was due to a combination of a decrease in the provision for loan losses and a decrease in non-interest expenses. The Company reported net income of $57.7 million for the nine months ended June 30, 2016, compared to net income of $49.6 million for the nine months ended June 30, 2015, with similar reasons for the individual variances between the two periods.
“It was a winning quarter for Cleveland and for Third Federal,” said Marc Stefanski, chairman and CEO. “Our basketball team won Cleveland’s first championship in 52 years, and Third Federal continued to deliver strong financial results as well. Purchase loan application volume was up 19% from a year ago, and last quarter we averaged $120 million in loan applications per week. "Yes! We Can" isn’t just Third Federal’s slogan, it’s a mindset that carried Cleveland to a title, and empowers us to deliver unbeatable products and service that make a difference for our customers, both in our hometown of Cleveland, and throughout the markets we serve.”
As a result of continued improvement in loan performance metrics, the Company recorded a negative provision for loan losses of $3.0 million for the three months ended June 30, 2016 compared to no provision for the three months ended June 30, 2015. The Company recorded a negative provision for loan losses of $5.0 million for the nine months ended June 30, 2016 compared to a provision of $3.0 million for the nine months ended June 30, 2015. The Company reported $0.5 million and $1.8 million of net loan charge-offs for the three months and nine months, respectively, ended June 30, 2016, compared to $0.2 million and $7.5 million for the three and nine months, respectively, ended June 30, 2015. Of the $1.8 million of net charge-offs in the current fiscal year, $0.5 million occurred in the residential core portfolio (first mortgage loans other than the Home Today portfolio), $0.5 million occurred in the equity loans and lines of credit portfolio and $0.8 million occurred in the Home Today portfolio. The allowance for loan losses was $64.8 million, or 0.56% of total loans receivable, at June 30, 2016, compared to $71.6 million, or 0.64% of total loans receivable, at September 30, 2015. The Home Today portfolio, which essentially has been in run-off status since 2009, totaled $125.5 million at June 30, 2016 and $135.7 million at September 30, 2015.

Non-accrual loans decreased $14.2 million to $92.6 million, or 0.80% of total loans, at June 30, 2016 from $106.8 million, or 0.95% of total loans, at September 30, 2015. The $14.2 million decrease in non-accrual loans for the nine months ended June 30, 2016 consisted of a $9.5 million decrease in the residential core portfolio; a $2.1 million decrease in the equity loans and lines of credit portfolio; a $2.2 million decrease in the Home Today portfolio; and a $0.4 million decrease in the construction portfolio.
Total loan delinquencies decreased $12.3 million to $53.2 million, or 0.46% of total loans receivable, at June 30, 2016 from $65.5 million, or 0.58% of total loans receivable, at September 30, 2015. The real estate owned portfolio decreased $8.3 million, or 47.5%, to $9.2 million at June 30, 2016 from $17.5 million at September 30, 2015.
Total troubled debt restructurings decreased $6.4 million, to $171.9 million at June 30, 2016, from $178.3 million at September 30, 2015. Of the $171.9 million of troubled debt restructurings recorded at June 30, 2016, $96.8 million was in the residential core portfolio, $25.1 million was in the equity loans and lines of credit portfolio and $50.0 million was in the Home Today portfolio. The portion of total troubled debt restructurings included as part of non-accrual loans was $64.5 million at June 30, 2016 and $70.5 million at September 30, 2015.
Net interest income was generally unchanged for both the three and nine months ended June 30, 2016, as compared to the corresponding periods ended June 30, 2015. Interest income from loans in the current periods was higher as the average balance of loans for the three and nine months ended June 30, 2016 increased $387.8 million and $418.8 million, respectively, as compared to the corresponding periods ended June 30, 2015. However, the average balance of total interest-earning assets actually decreased from the previous year because last year's average balances reflected the use of the strategy to increase net income through the use of lower rate, short term borrowings from the Federal Home Loan Bank (the "FHLB") and investing those funds at the Federal Reserve. The essentially risk-free strategy can increase net income slightly but also negatively impacts the interest rate spread and net interest margin due to the increase in the average balance of low yield interest-earning cash equivalents. Due to decreased net yield, the strategy was not utilized during the current year, which also contributed to the higher average cost of interest-bearing liabilities. The strategy remains an option, dependent on market rates, that can be utilized in the future. The average cost of our interest-bearing liabilities is also higher in the current year, due in part to an increase in longer duration FHLB advances and brokered deposits, which improved our interest rate risk characteristics. In addition, interest rate swaps were used during the current fiscal year to extend the duration of some short-term FHLB advances and to refinance some existing FHLB advances into lower effective interest rates. Net interest income was $67.4 million for the quarter ended June 30, 2016 and $67.6 million for the quarter ended June 30, 2015. Net interest income was $202.8 million for the nine months ended June 30, 2016 and $202.1 million for the nine months ended June 30, 2015. The interest rate spread was 2.08% for the quarter ended June 30, 2016 and 2.06% for the quarter ended June 30, 2015. The interest rate spread for the nine months ended June 30, 2016 was 2.10%, compared to 2.01% for the prior year. The net interest margin for the quarter ended June 30, 2016 was 2.22%, compared to 2.19% for the quarter ended June 30, 2015. The net interest margin for the nine months ended June 30, 2016 was 2.24%, as compared to 2.16% for the nine months ended June 30, 2015. The net interest rate spread and net interest margin reported in the fiscal 2015 periods were diluted by the effect of the borrowing and reinvesting strategy described above.
Total non-interest expenses decreased $2.8 million to $45.0 million for the three months ended June 30, 2016 from $47.8 million for the three months ended June 30, 2015, with a decrease in marketing costs representing the major reduction. Total non-interest expenses decreased $3.6 million to $139.0 million for the nine months ended June 30, 2016 from $142.6 million for the nine months ended June 30, 2015. Decreases is marketing, real estate owned expenses and other operating expenses were partially offset by increases in salaries and benefits and office, property, equipment and software expenses. Lower levels of real estate owned assets and lower professional fees helped contribute to the lower overall expenses. Compensation increases reflect normal salary and bonus increases, higher medical costs and the effect of the Company's higher stock price on equity-based compensation.
Total assets increased by $255.5 million, or slightly less than 2%, to $12.62 billion at June 30, 2016 from $12.37 billion at September 30, 2015. This change was mainly the result of new loan origination levels exceeding the total of loan sales and principal repayments.
The combination of cash and cash equivalents and investment securities decreased $9.0 million, or 1%, to $731.5 million at June 30, 2016 from $740.4 million at September 30, 2015. However, the average balance of interest-earning cash equivalents for the nine months ended June 30, 2016 was $128.0 million, compared to $1.0 billion for the nine months ended June 30, 2015, reflecting the larger short term investment balance maintained part of the prior year in connection with the strategy to increase net income discussed earlier.
The combination of loans held for investment, net and mortgage loans held for sale increased $253.2 million, or 2%, to $11.44 billion at June 30, 2016 from $11.19 billion at September 30, 2015. Residential core mortgage loans, including those held for sale, increased $328.0 million during the nine months ended June 30, 2016, while the equity loans and lines of credit portfolio decreased $77.1 million. Total first mortgage loan originations were $1.71 billion for the nine months ended June 30, 2016, of which 45% were adjustable rate mortgages and 25% were fixed-rate mortgages with terms of 10 years or less. During the nine months ended June 30, 2016, loan sales of $151.1 million were completed, consisting of $109.1 million of current fixed-rate first mortgage loan originations that were delivered to Fannie Mae under an existing contract, $12.0 million of fixed rate loans that qualified under Fannie Mae's Home Affordable Refinance Program (HARP II) and $30.0 million of fixed rate loans delivered to the FHLB under their Mortgage Purchase Program. Net gain on the sale of these loans was $4.6 million. During the nine months ended June 30, 2015, loan sales of $102.9 million were completed, consisting of $82.0 million of fixed-rate first mortgage loans to Fannie Mae and $20.9 million of fixed rate loans that qualified under HARP II. Net gain on the sale of these loans was $3.3 million.
Deposits increased $83.0 million, or 1%, to $8.37 billion at June 30, 2016 from $8.29 billion at September 30, 2015. The increase in deposits was the result of a $95.0 million decrease in our savings accounts, a $1.4 million decrease in our checking accounts, and a $179.3 million increase in our certificates of deposit ("CDs") for the nine months ended June 30, 2016. Total deposits include $539.8 million and $520.1 million of brokered CDs at June 30, 2016 and September 30, 2015, respectively.
Borrowed funds, all from the FHLB, increased $274.3 million, to $2.44 billion at June 30, 2016 from $2.17 billion at September 30, 2015. This increase reflects an additional $365.3 million of new, mainly four- to five-year term advances partially offset by a $62.0 million reduction in the balance of overnight advances and other principal repayments, as a combination of loan growth and share repurchases led to increased cash demands. Included in the longer term advances was $325 million of new 90 day advances that have an effective duration of four to seven years as a result of interest rate swap contracts. In addition, to reduce future interest costs, another $150 million of existing approximate four-year advances were prepaid and replaced with new four- and five-year interest rate swap arrangements. Prepayment penalties related to the $150 million of restructuring will be recognized in interest expense over the remaining term of the swap contracts. The average balance of borrowed funds for the nine months ended June 30, 2016 was $2.20 billion, while the average balance for the nine months ended June 30, 2015 was $2.31 billion, reflecting the larger borrowing balance maintained during a portion of the prior year period in connection with the strategy to increase net income discussed earlier.
Total shareholders' equity decreased $50.4 million to $1.68 billion at June 30, 2016 from $1.73 billion at September 30, 2015. Activity reflects $57.7 million of net income in the current fiscal year reduced by $94.6 million of repurchases of outstanding common stock, three quarterly dividends totaling $16.8 million, and a combination of adjustments related to our stock compensation plan, Employee Stock Ownership Plan and accumulated other comprehensive loss. During the quarter ended June 30, 2016, a total of 1,553,000 shares of our common stock were repurchased at an average cost of $17.78 per share. A total of 5,333,000 shares were repurchased at an average cost of $17.75 per share during the nine months ended June 30, 2016. At June 30, 2016, there were 2,777,000 shares remaining to be purchased under the Company's seventh repurchase program. The Company declared and paid a quarterly dividend of $0.10 per share during each of the first three fiscal quarters. As a result of an August 5, 2015 mutual member vote, Third Federal Savings and Loan Association of Cleveland, MHC (the "MHC"), the mutual holding company that owns 79% of the outstanding stock of the Company, was able to waive its receipt of its share of each dividend paid through June 30, 2016. Under current Federal Reserve regulations, the MHC is required to obtain the approval of its members every 12 months for the MHC to waive its right to receive dividends. At a July 26, 2016 special meeting of members of the MHC, the members of the MHC (depositors and certain loan customers of the Association) voted to approve the MHC’s proposed waiver of dividends, aggregating up to $0.50 per share, to be declared on the Company’s common stock during the twelve months subsequent to the members’ approval (i.e., through July 26, 2017). The members approved the waiver by casting 65% of the eligible votes in favor of the waiver. Of the votes cast, 97% were in favor of the proposal. The MHC will be filing a notice with, and a request for non-objection from, the Federal Reserve Bank of Cleveland for the proposed dividend waivers. Both the non-objection from the Federal Reserve Bank and the timing of the non-objection are unknown at this point.
Effective January 1, 2015, the Association implemented the new capital requirements for the standardized approach of the Basel III capital framework for U.S. banking organizations’ (“Basel III Rules”), subject to transitional provisions extending through the end of 2018.  The Basel III Rules include a new Common Equity Tier 1 Capital ratio, with a fully phased-in required minimum Common Equity Tier 1 and Capital Conservation Buffer at 7.00%.  At June 30, 2016 all of the Association's capital ratios substantially exceed the amounts required for the Association to be considered  "well capitalized" for regulatory capital purposes. The Association’s Tier 1 leverage ratio was 11.77%, its Common Equity Tier 1 and Tier 1 ratios, as calculated under the fully phased-in Basel III Rules, were each 21.32% and its total capital ratio was 22.26%. Additionally, the Company's Tier 1 leverage ratio was 13.48%, its Common Equity Tier 1 and Tier 1 ratios were each 24.35% and its total capital ratio was 25.29%.
Presentation slides as of June 30, 2016 will be available on the Company's website, www.thirdfederal.com, under the Investor Relations link, beginning July 29, 2016. As was the case last quarter, the Company will not be hosting a conference call to discuss its operating results.
Third Federal Savings and Loan Association is a leading provider of savings and mortgage products, and operates under the values of love, trust, respect, a commitment to excellence and fun. Founded in Cleveland in 1938 as a mutual association by Ben and Gerome Stefanski, Third Federal’s mission is to help people achieve the dream of home ownership and financial security. It became part of a public company in 2007 and celebrated its 75th anniversary in May, 2013. Third Federal, which lends in 21 states and the District of Columbia, is dedicated to serving consumers with competitive rates and outstanding service. Third Federal, an equal housing lender, has 21 full service branches in Northeast Ohio, eight lending offices in Central and Southern Ohio, and 17 full service branches throughout Florida. As of June 30, 2016, the Company’s assets totaled $12.62 billion.

Forward Looking Statements
This release contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include, among other things:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans and prospects and growth and operating strategies;

•	statements concerning trends in our provision for loan losses and charge-offs;

•	statements regarding the trends in factors affecting our financial condition and results of operations, including asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.
These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	significantly increased competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	general economic conditions, either globally, nationally or in our market areas, including employment prospects, real estate values and conditions that are worse than expected;

•	decreased demand for our products and services and lower revenue and earnings because of a recession or other events;

•	adverse changes and volatility in the securities markets, credit markets or real estate markets;

•
legislative or regulatory changes that adversely affect our business, including changes in regulatory costs and capital requirements and changes related to our ability to pay dividends and the ability of Third Federal Savings, MHC to waive dividends;

•	our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board;

•	future adverse developments concerning Fannie Mae or Freddie Mac;

•	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve and changes in the level of government support of housing finance;

•	changes in policy and/or assessment rates of taxing authorities that adversely affect us;

•
changes in our organization, or compensation and benefit plans and changes in expense trends (including, but not limited to trends affecting non-performing assets, charge-offs and provisions for loan losses);

•
the impact of the governmental effort to restructure the U.S. financial and regulatory system, including the extensive reforms enacted in the Dodd-Frank Wall Street Reform and Consumer Protection Act ("DFA") and the continuing impact of our coming under the jurisdiction of new federal regulators;

•	the inability of third-party providers to perform their obligations to us;

•	a slowing or failure of the moderate economic recovery;

•
the adoption of implementing regulations by a number of different regulatory bodies under the DFA, and uncertainty in the exact nature, extent and timing of such regulations and the impact they will have on us;

•	the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact on the credit quality of our loans and other assets, and

•	the ability of the U.S. Government to manage federal debt limits.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by any forward-looking statements. Any forward-looking statement made by us in this report speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)
(In thousands, except share data)

	June 30, 2016	September 30, 2015
ASSETS
Cash and due from banks	$29,990	$22,428
Interest-earning cash equivalents	171,323	132,941
Cash and cash equivalents	201,313	155,369
Investment securities available for sale (amortized cost $526,703 and $582,091, respectively)	530,153	585,053
Mortgage loans held for sale, at lower of cost or market (none measured at fair value)	346	116
Loans held for investment, net:
Mortgage loans	11,485,592	11,245,557
Other loans	2,957	3,468
Deferred loan expenses, net	16,726	10,112
Allowance for loan losses	(64,766)	(71,554)
Loans, net	11,440,509	11,187,583
Mortgage loan servicing assets, net	9,213	9,988
Federal Home Loan Bank stock, at cost	69,853	69,470
Real estate owned	9,182	17,492
Premises, equipment, and software, net	60,835	57,187
Accrued interest receivable	32,603	32,490
Bank owned life insurance contracts	198,533	195,861
Other assets	71,810	58,277
TOTAL ASSETS	$12,624,350	$12,368,886
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$8,368,900	$8,285,858
Borrowed funds	2,442,892	2,168,627
Borrowers’ advances for insurance and taxes	48,149	86,292
Principal, interest, and related escrow owed on loans serviced	34,585	49,493
Accrued expenses and other liabilities	50,826	49,246
Total liabilities	10,945,352	10,639,516
Commitments and contingent liabilities
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued; 286,017,531 and 290,882,379 outstanding at June 30, 2016 and September 30, 2015, respectively	3,323	3,323
Paid-in capital	1,714,524	1,707,629
Treasury stock, at cost; 46,301,219 and 41,436,371 shares at June 30, 2016 and September 30, 2015, respectively	(646,762)	(548,557)
Unallocated ESOP shares	(58,501)	(61,751)
Retained earnings—substantially restricted	682,727	641,791
Accumulated other comprehensive loss	(16,313)	(13,065)
Total shareholders’ equity	1,678,998	1,729,370
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$12,624,350	$12,368,886

TFS Financial Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
	2016	2015	2016	2015
INTEREST INCOME:
Loans, including fees	$93,752	$92,248	$280,663	$276,123
Investment securities available for sale	2,374	2,218	7,407	7,321
Other interest and dividend earning assets	867	1,206	2,499	3,611
Total interest and dividend income	96,993	95,672	290,569	287,055
INTEREST EXPENSE:
Deposits	22,543	23,001	67,333	70,899
Borrowed funds	7,061	5,082	20,447	14,009
Total interest expense	29,604	28,083	87,780	84,908
NET INTEREST INCOME	67,389	67,589	202,789	202,147
PROVISION FOR LOAN LOSSES	(3,000)	—	(5,000)	3,000
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	70,389	67,589	207,789	199,147
NON-INTEREST INCOME:
Fees and service charges, net of amortization	1,729	1,961	5,524	6,098
Net gain on the sale of loans	1,834	1,495	4,576	3,337
Increase in and death benefits from bank owned life insurance contracts	1,612	1,592	5,796	5,092
Other	933	1,078	3,032	3,447
Total non-interest income	6,108	6,126	18,928	17,974
NON-INTEREST EXPENSE:
Salaries and employee benefits	23,055	23,077	73,057	70,946
Marketing services	4,499	7,200	13,151	17,385
Office property, equipment and software	5,924	5,465	17,626	16,516
Federal insurance premium and assessments	2,393	3,006	8,216	8,355
State franchise tax	1,240	1,449	4,132	4,400
Real estate owned expense, net	1,826	1,653	5,700	6,988
Other operating expenses	6,039	5,969	17,068	18,031
Total non-interest expense	44,976	47,819	138,950	142,621
INCOME BEFORE INCOME TAXES	31,521	25,896	87,767	74,500
INCOME TAX EXPENSE	10,901	8,638	30,020	24,932
NET INCOME	$20,620	$17,258	$57,747	$49,568

Earnings per share—basic and diluted	$0.07	$0.06	$0.20	$0.17
Weighted average shares outstanding
Basic	280,815,430	288,553,691	282,326,922	291,251,487
Diluted	283,011,869	290,759,754	284,602,870	293,444,799

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Three Months Ended June 30, 2016			Three Months Ended June 30, 2015
	Average Balance	Interest Income/ Expense	Yield/ Cost (2)	Average Balance	Interest Income/ Expense	Yield/ Cost (2)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$142,672	$176	0.49%	$690,969	$537	0.31%
Investment securities	—	—	—%	2,012	7	1.39%
Mortgage-backed securities	550,598	2,374	1.72%	570,014	2,211	1.55%
Loans (1)	11,378,552	93,752	3.30%	10,990,743	92,248	3.36%
Federal Home Loan Bank stock	69,841	691	3.96%	69,470	669	3.85%
Total interest-earning assets	12,141,663	96,993	3.20%	12,323,208	95,672	3.11%
Noninterest-earning assets	339,773			320,364
Total assets	$12,481,436			$12,643,572
Interest-bearing liabilities:
NOW accounts	$999,498	$337	0.13%	$1,008,235	$340	0.13%
Savings accounts	1,548,827	708	0.18%	1,632,992	748	0.18%
Certificates of deposit	5,793,788	21,498	1.48%	5,832,034	21,913	1.50%
Borrowed funds	2,248,753	7,061	1.26%	2,182,151	5,082	0.93%
Total interest-bearing liabilities	10,590,866	29,604	1.12%	10,655,412	28,083	1.05%
Noninterest-bearing liabilities	193,780			200,489
Total liabilities	10,784,646			10,855,901
Shareholders’ equity	1,696,790			1,787,671
Total liabilities and shareholders’ equity	$12,481,436			$12,643,572
Net interest income		$67,389			$67,589
Interest rate spread (2)(3)			2.08%			2.06%
Net interest-earning assets (4)	$1,550,797			$1,667,796
Net interest margin (2)(5)		2.22%			2.19%
Average interest-earning assets to average interest-bearing liabilities	114.64%			115.65%

(1)	Loans include both mortgage loans held for sale and loans held for investment.

(2)	Annualized.

(3)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(4)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by total interest-earning assets.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Nine Months Ended June 30, 2016			Nine Months Ended June 30, 2015
	Average Balance	Interest Income/ Expense	Yield/ Cost (2)	Average Balance	Interest Income/ Expense	Yield/ Cost (2)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$128,005	$407	0.42%	$974,697	$1,906	0.26%
Investment securities	216	2	1.23%	2,017	19	1.26%
Mortgage-backed securities	568,429	7,405	1.74%	572,117	7,302	1.70%
Loans (1)	11,303,475	280,663	3.31%	10,884,685	276,123	3.38%
Federal Home Loan Bank stock	69,593	2,092	4.01%	66,656	1,705	3.41%
Total interest-earning assets	12,069,718	290,569	3.21%	12,500,172	287,055	3.06%
Noninterest-earning assets	333,277			317,948
Total assets	$12,402,995			$12,818,120
Interest-bearing liabilities:
NOW accounts	$993,913	$1,012	0.14%	$996,606	$1,031	0.14%
Savings accounts	1,580,774	2,181	0.18%	1,642,357	2,294	0.19%
Certificates of deposit	5,724,025	64,140	1.49%	5,866,258	67,574	1.54%
Borrowed funds	2,202,511	20,447	1.24%	2,312,056	14,009	0.81%
Total interest-bearing liabilities	10,501,223	87,780	1.11%	10,817,277	84,908	1.05%
Noninterest-bearing liabilities	191,162			188,907
Total liabilities	10,692,385			11,006,184
Shareholders’ equity	1,710,610			1,811,936
Total liabilities and shareholders’ equity	$12,402,995			$12,818,120
Net interest income		$202,789			$202,147
Interest rate spread (2)(3)			2.10%			2.01%
Net interest-earning assets (4)	$1,568,495			$1,682,895
Net interest margin (2)(5)		2.24%			2.16%
Average interest-earning assets to average interest-bearing liabilities	114.94%			115.56%

(1)	Loans include both mortgage loans held for sale and loans held for investment.

(2)	Annualized

(3)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(4)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by total interest-earning assets.